Exhibit 21.1

List of Subsidiaries of the Registrant

Subsidiary	State of Incorporation or Formation

American Campus Communities, Inc.	Maryland
American Campus Communities Operating Partnership, LP	Maryland
RAP Student Housing Properties, LLC	Delaware
American Campus Communities Services, Inc.	Delaware
ACT-Village at Fresno State, LLC	Delaware
1772 Sweet Home Road, LLC	Delaware
SHP-Riverclub LLC	Delaware
SHP-The Village at Alafaya Club, LLC	Delaware
SHP-The Village at Science Drive, LLC	Delaware
Royal Orlando Limited Partnership	Illinois
ACC OP UC I - Tallahassee LLC	Delaware
ACC OP UC II - Tallahassee LLC	Delaware
Royal Tallahassee Partnership	Illinois
Royal Tallahassee Partnership II Limited Partnership	Illinois
Royal Tallahassee III Partnership	Illinois
ACC OP UC – Gainesville LLC	Delaware
ACC OP (Village at Gainesville) LLC	Delaware
Royal Gainesville Limited Partnership	Illinois
SHP-The Village at Blacksburg, LLC	Delaware
Courtyard by Pyramid Properties, LLC	West Virginia
Newtown Crossing II, LLC	Delaware
Royal Lexington Limited Partnership	Illinois
University Residences at Westwood II, LLC	Delaware
LeForge Station II, LLC	Delaware
Royal Tucson Entrada Limited Partnership	Delaware
ACC (Outpost San Marcos) LP	Delaware
ACC (Outpost San Antonio) LP	Delaware
ACC (Raiders Pass) LP	Delaware
SHP-The Callaway House L.P.	Delaware
ACC OP (Callaway Villas) LP	Delaware
ACC (Aggie Station) LP	Delaware